Comstock Mining Announces 2018 Year End Results
Advances Lucerne and Non-Mining Assets Sales

Virginia City, NV (February 5, 2019) Comstock Mining Inc. (the “Company”) (NYSE American: LODE) today announced selected unaudited financial results for the fiscal year ended December 31, 2018.

2018 Selected Strategic and Operational Highlights

•	Received the 2018 BLM Sustainable Mineral Development Award;

•	Received Board approval to sell Silver Springs non-mining assets for $9.75 million, plus residual;

•	Extended the landmark Special Use Permit for mining and processing Lucerne to 2034;

•	Entered into definitive agreements to sell Lucerne, received $1 million deposit:

•	Provides $10 million in cash to the Company in early 2019, eliminating debt;

•	Provides $5 million in cash in early 2020, accelerating Dayton resource development;

•	Relieves $8 million in obligations, primarily for Northern Comstock (NCJV) obligations;

•
Grants an option to lease the American Flat property and equipment for $1 million per annum, plus $1 per ton for the first $15 million; $1 million per annum, plus $0.50 per ton for the next $10 million ($25 million total); and $0.25 per ton for all tons processed thereafter.

•	Subsidizes $1.1 million per annum in American Flat related expense;

•	Retains a 1.5% Lucerne net smelter royalty; and

•	Eliminates our Debenture obligation and over $1 million in related, annual interest costs.

•	Received over $4 million in cash proceeds and reimbursements for the Lucerne option and sale agreements, since April, 2018, and advancing the Lucerne with Tonogold Resources Inc.;

•	Uncovered a new, 90.8-foot, high-grade, mineralized shear-zone in the Dayton adit containing:

•	gold averaging 0.043 ounces per ton in the Dayton shear-zone; and

•	silver averaging 0.404 ounces per ton in the Dayton shear-zone.

•	Progressed, with Behre Dolbear, an updated resource estimate for a new Dayton NI 43-101 report.

Corrado De Gasperis, Executive Chairman and CEO of the Company, said, “We dedicated 2018 to repositioning the platform by forging agreements to option and sell Lucerne, lease American Flats and enable the sale of the Silver Springs non-mining assets by leveraging the newly designated Opportunity Zones, while significantly reducing liabilities and operating costs in almost every category over the past two years, enhancing liquidity and positioning the company for meaningful and substantial growth. We expect to close these transactions over the next few months, bringing us over $20 million dollars in 2019.”

Full Year 2018 Selected Financial Highlights

The Company recorded record low operating costs and expenses during 2018, of $7.6 million, a 16.0% reduction from 2017, and a 50.6% cumulative, two-year reduction, when compared to 2016. These 2018 reductions include approximately $1.2 million in reimbursements from Tonogold Resources Inc. (“Tonogold”) but also include approximately $0.75 million in additional non-recurring expenses, primarily legal, transactional and consultative costs included in general and administrative costs, associated primarily with strategic initiatives, including but not limited to, the Tonogold transactions, the monetization on non-mining assets, debt financings and related administrative costs.

•	Costs applicable to mining were $2.8 million in 2018, a 16.0% improvement compared to 2017.

•	Real estate operating costs were $0.04 million in 2018, a 44.5% improvement compared to 2017.

•	Mine claim costs were $0.1 million in 2018, an 87.7% improvement compared to 2017.

•	Exploration and development were $0.3 million in 2018, a 15.3% improvement compared to 2017.

•	Environmental expenses were $0.3 million in 2018, a 67.2% improvement compared to 2017.

•	General and administrative expenses were $3.4 million in 2018, including non-recurring expenses.

•	Net loss was $9.5 million, or ($0.16) loss per share for 2018, as compared to net loss of $10.6 million, or ($0.26) loss per share for 2017, with improvement from the net cost reduction efforts.

•	Net cash used in operations was $3.8 million in 2018, as compared to $6.5 million in 2017, primarily resulting from reductions in both costs and cash uses for working capital.

•	Total debt was $9.8 million at December 31, 2018, a 14.3% reduction, from $11.5 million in 2017.

•	Cash and cash equivalents at December 31, 2018, were $0.5 million.

Mr. De Gasperis added, “Our focused cost reduction efforts, coupled with expanded strategic partnerships, well-positions us to advance our mine projects, both the Dayton and Lucerne, at a very low net cost and in a capital efficient manner. We now have the partners and agreements in place to monetize our permitted platform and our non-mining assets, allowing us to self-fund our projects to feasibility and eliminate debt.

Environmental Excellence and Sustainability
The Company is an established leader in sustainable, responsible mining and received the 2018 Sustainable Mineral Development Award from the United States Bureau of Land Management (BLM). In 2017, and in 2015, the Company also received Nevada’s Excellence in Reclamation Award, voted unanimously by the Nevada Division of Minerals, the Nevada Division of Environmental Protection, the Nevada Department of Wildlife, the U.S. Forest Service and the U.S. Bureau of Land Management.
Additionally, the Company received approval from Storey County to extend its landmark Special Use Permit (SUP) for mining and processing Lucerne for the maximum 20-year term, until 2034. The SUP enables continued environmental best practices, including concurrent reclamations, modern monitoring and restorations of one of Nevada’s most historic and progressive mining districts and funding for historic protection, preservation and restoration of the Comstock Lode’s historic mining landmarks and cultural assets in both Virginia City and Gold Hill, Nevada.

Exploration and Mine Development
The Company has identified many exploration targets on its land holdings in the Comstock District, but has focused, to date, on the Lucerne resource area (including surface and underground exploration) and the Dayton resource area. We are working to develop comprehensive exploration plans for the Dayton and Spring Valley groups, while our partner, Tonogold, advances the Lucerne.

Lucerne Resource Area

The Company has entered into a definitive agreement and received a $1 million non-refundable payment toward the sale of its Lucerne properties (~1200 acres) to Tonogold for $15 million in cash, relief of $8 million in future Northern Comstock (NCJV) lease and reclamation obligations, a permanent reduction of annual operating expenses by $1 million and a retained 1.5% net smelter return royalty on Lucerne. Upon closing, the company will transfer the ownership and/or control of the Lucerne properties, and related permits and retain ownership and/or control of the remaining land position in the Comstock district. The Company expects the transaction to close between March and May of this year.

The Company and Tonogold also agreed that, upon the closing of the sale of the Lucerne mine properties, it will enter into a new Option Agreement to lease its permitted American Flat property, plant and equipment to Tonogold for crushing, leaching and processing material from the Lucerne mine. If the option is exercised, Tonogold will pay the Company a rental fee of $1 million per year plus $1 per processed ton, in addition to all the costs of operating and maintaining the facility, up to and until the first $15 million in rental fees are paid, and then stepping down to $1 million per year and $0.50 per processed ton for the next $10 million paid to Comstock, with more favorable rates after the first $25 million of revenue is received. Tonogold will reimburse American Flat expenses during the option life.

Upon closing, these agreements will replace the October 2017 Option agreement between the Company and Tonogold that currently allows Tonogold to earn a 51% interest in the Lucerne properties through its initial payments of $2.2 million in cash and current and future spending commitments totaling $20 million for exploration, engineering, permitting, and mine development. The October 2017 agreement will remain in place until the sale of the Lucerne mine closes. Tonogold has met all the spending commitments to date and has been working with Mine Development Associates (“MDA”) of Reno to produce a new resource model and an NI 43-101 technical report on the Lucerne project. Tonogold reimburse the Company $1.2 million during 2018, in addition to the $2 million received for the 2018 option payment.

The Company, upon closing, will also enter into a ten-year Mineral Lease for additional mineral properties in Storey County, Nevada, granting Tonogold the right to explore, develop and mine these properties. Tonogold will assume approximately $100 thousand in annual costs for these properties and will assume work commitments totaling over $200 thousand in 2019. Comstock will retain a 3% net smelter return royalty on these additional leased properties, which will be reduced to 1.5% one year after the commencement of mining operations. The lease is renewable for an additional ten-year term.

Ownership or control of the Lucerne properties will transfer to Tonogold when Tonogold has paid the Company a total of $10 million in cash by closing, required on or before May 31, 2019.

Dayton Resource Area

The Company has retained the independent mining advisory firm of Behre Dolbear to produce a National Instrument 43-101 (“NI 43-101”) compliant technical report for the Dayton resource area, scheduled for completion in the second quarter of 2019, delayed from the first quarter of 2019, primarily because of the technical team’s commitment to completing the Tonogold transaction, in January, 2019. The reporting scope includes an updated, robust mineral resource estimate, plans for expanding and further developing the mineral resource, and most of the prerequisite data for a subsequent Preliminary Economic Assessment (“PEA”). The PEA is the first major step in establishing economic feasibility for Dayton.

The Company previously estimated a mineral resource for Dayton as part of a broader technical report for the Comstock Mine Project, but this new, Behre Dolbear commissioned technical report represents the first stand-alone NI 43-101 technical report to be published specifically for the Dayton resource area. The technical staff is currently compiling a detailed, structural interpretation of the Dayton resource area, which will provide the framework for the new resource model. The new information supports the development of a completely updated, three-dimensional model of the Dayton project. The interpretation is creating a list of highly prospective drill targets to further define and expand the mineral resource.

The Company previously announced assay results from a recently uncovered, high-grade shear zone in the Dayton adit. Systematic channel sampling revealed a 90.8-foot mineralized shear zone, starting 245 feet inside the adit. The results for the entire, 90.8 feet averaged 0.043 opt gold and 0.404 opt silver. The zone included 7.5 feet averaging 0.121 opt gold and 0.753 opt silver. Multi-element assays confirmed the presence of previously-identified, elevated values for additional elements such as Cadmium, Selenium, and Tungsten. Additional drilling is planned to determine the extents of this new mineralization.

In-house Dayton engineering and mine planning have resulted in profiling various economic shells with multiple cutoff grade scenarios. Multiple layout plans for the mine and corresponding processing facilities have been conceptually developed and located on lands 100% privately held by the Company, thus simplifying and shortening the critical permitting chain. The new technical report will provide not only a new resource estimate, but also a phased drilling and development plan for further defining and expanding the resource and ultimately developing a sustainable, profitable mine plan.

The Dayton mineralized material has been subjected to metallurgical testing by independent laboratories as well as in the Company’s on-site lab. Column tests were conducted by McClelland Laboratories in 2011, on medium-grade and high-grade composites from the Dayton Mine area, at 1” and ½” crush sizes. The gold recovery after 154 days averaged 86.7% for gold and 47.4% for silver. The final report stated that at the end of the test, the curves had flattened, but recovery was still increasing. In early 2018, the Company’s in-house lab ran column tests on bulk samples from three different locations in the Dayton resource area. The recovery after 74 days averaged 84% for gold and 55% for silver.

The Company is working with strategic partners to test alternative, greener technologies for processing the mineralized material from the Dayton resource area. This includes trials by Cycladex, Inc., a strategic investee, in part funded by the National Science Foundation, for extensive testing of their patented, cycladextrin lixiviant, a potential alternative to traditional cyanide heap leaching.

The Company has also completed primary trials with Itronics, Inc., to test their KAM-Thio metallurgical recovery processes as an alternative or compliment to cyanide heap leaching for processing the Dayton mineralized material. Previous trials by Itronics showed promising results for recovering substantially all the residual silver from the previously leached material and is currently developing alternative process flow sheet and capital and operating costs estimates for processing the previously leached material.

The Company plans to conduct definition drilling and geotechnical core programs within the Dayton resource area and advance the Dayton resource area to full feasibility, with a production ready mine plan within the next two years.

Spring Valley

Spring Valley is located south of the Dayton resource area and south and east of State Route 341. Ground magnetic geophysical surveys identified a linear anomalous corridor, defined by a series of relative magnetic lows indicating continued mineralization along strike, from the Dayton resource area. Limited drilling in Spring Valley has corroborated the existence of several mineralized zones. The expanded exploration program for Spring Valley will include phased drilling programs that will continue southerly from SR341 to the historic Daney mine site, representing a strike length of approximately 8,000 feet.

Pelen-Sutro Tunnel Company Acquisition

In January of 2018, the Company issued 1,475,410 shares of restricted common stock as initial payment to acquire 25% of the total membership interests of Pelen, LLC. Pelen LLC is the 100% owner of the historic Sutro Tunnel Company that owns the Town of Sutro, the historic 6-mile Sutro Tunnel, the federal land grants and mining rights spanning 1,000 feet on each side of the 6-mile span, the rights to the tunnel’s water and the patented mining claims and private lands on Gold Hill. The Company issued 1,758,181 additional shares in November, 2018, for the shortfall.

The purchase of the membership interests will close by December 31, 2019, once the seller of the membership interests has received total cash proceeds of at least $585,000 either through sale of the restricted common stock received or through additional cash payments made by the Company. If all of the shares of restricted common stock have been sold by the seller of the membership interests and the aggregate proceeds received are less than $585,000, then the Company is required to pay the shortfall in either additional shares of the Company’s common stock or cash, at the Company’s election.

Liquidity & Capital Resources
Total current assets are $8.6 million at December 31, 2018. The Company also has cash of $0.5 million at December 31, 2018. This excludes the receipt of the $1 million, non-refundable deposit from Tonogold on January 25, 2019, for the non-refundable deposit towards the purchase of the Lucerne properties.

The new Tonogold agreement should provide $10 million in cash to the Company by March 31, 2019, or the right to deliver an additional $1 million non-refundable deposit by March 15, 2019, that extends the closing date to April 30, 2019, and additionally, the right to deliver another additional $1 million non-refundable deposit by April 12, 2019, that extends the closing date to May 31, 2019. The current agreement does not allow for extensions of the closing past May 31, 2019. The agreement also provides $5 million in cash on the first anniversary of closing, between March 31, 2020, thru May 31, 2020. The agreement also relieves the company of $8 million in long-term obligations, primarily for the NCJV annual mine claims and other Lucerne-specific reclamation liabilities and subsidizes an additional $1 million of annual costs (that totals approximately $2.2 million of operating savings per annum).

The Company’s current capital resources include this cash and and other working capital resources, certain planned, non-mining asset sales with expected net proceeds of over $14 million. The Company received Board approval on January 30, 2018, to sell one non-mining asset, that is, the 98-acre certified industrial site and related water rights, and sell the purchase agreements and options on the 160 acres of land and water and sewer rights, all located in Silver Springs, NV, for $9.75 million plus a 3% future share of the profit. The sales are to Silver Springs Capital Partners LLC, an opportunity zone fund and are expected to be finalized within the next 10 days and close between March and July, 2019. The Company expects to record a gain of approximately $5 million that will not be subject to federal taxes.

During the year ended December 31, 2018, the Company issued 21,216,856 shares of common stock through the Company’s equity programs and private placements. Gross proceeds from the issuance of shares totaled approximately $4.2 million at an average price per share of $0.20. Common shares outstanding at December 31, 2018, totaled 75,338,273.

Corporate and Outlook

We plan on closing the Tonogold transaction between March 31, and May 31, with proceeds of at least $9 million more upon closing. We plan on finalizing the agreements for selling the non-mining asset and the options during the next few weeks and then closing these sales between March 31, and July 31, 2019, with proceeds of $9.75 million, net of closing expenses estimated at approximately $250k. We expect to have paid off the entirety of our outstanding debenture obligations, of approximately $8.2 million, plus accrued and other interest costs, during the second quarter of 2019, most likely by May 2019. Interest expense is expected to be eliminated by mid-year, with about $500k of actual interest savings realized during 2019.

Our annual operating expenses are planned at $3.8 million, with approximately $1.2 million of that amount currently being reimbursed under the existing Tonogold Option. We anticipate an additional $1 million of annualized savings, or $2.2 million annually, upon closing the new transaction, with about $1.7 million realized in 2019, or approximately $500k more operating savings realized during 2019, vs. 2018.

Tonogold has announced that they plan on publishing an updated NI 43-101 compliant mineral resource estimate for the Lucerne Project during the first quarter of 2019. We plan on publishing an NI 43-101 compliant mineral resource estimate for the Dayton Project during the second quarter of 2019. The plan also includes expanding the current resource at the Dayton and continuing southerly into Spring Valley with incremental expansion programs that include exploration and definition drilling of targets identified by geophysical surveys during 2019. We also plan on commencing permitting for Dayton in 2019.

Conference Call
The Company will host a conference call today, February 5, 2019, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time.  The live call will include a moderated Q&A, after the prepared comments by the Company.  The dial-in telephone numbers for the live audio are as follows:
Toll Free: 1-888-297-8935
Direct: 1-647-794-1827
Confirmation Code: 1295670
The audio will be available, usually within 24 hours of the call, on the Company website:
http://www.comstockmining.com/investors/investor-library

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is a leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near-term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans and developments that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: future industry market conditions; future explorations or acquisitions; future changes in our exploration activities; future prices and sales of, and demand for, our products; land entitlements and uses; production capacity and operations; operating and overhead costs; future capital expenditures and their impact on us; operational and management changes (including changes in the board of directors); changes in business strategies, planning and tactics; future employment and contributions of personnel, including consultants; future land sales investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives; including the nature and timing and accounting for restructuring charges, derivative liabilities and the impact thereof; contingencies; environmental compliance and changes in the regulatory environment; offerings, limitations on sales or offering of equity or debt securities; including asset sales and the redemption of the debenture and associated costs; future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the following: adverse effects of climate changes or natural disasters; global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our stock issuances, recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays; business opportunities that may be presented to, or pursued by, us; acquisitions, joint ventures, strategic alliances, business combinations, asset sales, and investments that we may be party to in the future; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, zinc, cyanide, water, diesel fuel and electricity); changes in generally accepted accounting principles; adverse effects of terrorism and geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; inability to maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy the Debenture or any other securities of the Company.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
http://www.comstockmining.com

Corrado De Gasperis		Zach Spencer
Executive Chairman & CEO		Director of External Relations
Tel (775) 847-4755		Tel (775) 847-5272 ext. 151
degasperis@comstockmining.com		questions@comstockmining.com